Amendment No. 1 to Employment Agreement
THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of September 24, 2016, by and between Hologic, Inc., a Delaware corporation (the “Company”), and Stephen P. MacMillan (the “Executive” and, together with the Company, the “Parties”).
WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated as of September 18, 2015 (the “Agreement”);
WHEREAS, the Parties desire to amend Section 3.3 of the Agreement to include the metric of net income, effective for fiscal 2017;
WHEREAS, the Parties desire to amend Section 3.6 of the Agreement to delete the housing allowance, effective for fiscal 2017; and
WHEREAS, the Board of Directors of the Company has approved the amendment of the Agreement in the manner reflected herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties, each intending to be legally bound, hereby agree as follows:
1. Long-Term Incentive. The existing Section 3.3 of the Agreement is hereby deleted and replaced in its entirety with the following, with effect for fiscal 2017:
3.3. Long-Term Incentive. Beginning with fiscal year 2016 and each fiscal year thereafter during the Term, the Executive shall receive an annual grant under the Company’s 2008 Amended and Restated Equity Incentive Plan (as it may be amended from time to time, the “Equity Plan”) (such grant, the “Annual Grant”). The value of the Annual Grant, which shall be based on the closing price of the Company’s common stock on the date of issuance, shall be $7,250,000 for the initial grant made in fiscal 2016. For each subsequent fiscal year, the value of the Annual Grant shall be adjusted from the prior year’s value as follows: (i) if the Company’s earnings per share (“EPS”) and net income both increase from the prior fiscal year, then the Annual Grant value shall be increased by a percentage equal to one half of the percentage increase in EPS or net income, whichever increase is lower; (ii) if the Company’s EPS and net income both decrease from the prior fiscal year, then the Annual Grant value shall be decreased by a percentage equal to the percentage decrease in EPS or net income, whichever decrease is greater; and (iii) if either EPS or net income decreases from the prior fiscal year, then the Annual Grant value shall be decreased by a percentage equal to that EPS or net income percentage decrease. For the avoidance of doubt, by way of example (a) if EPS increases 6.3% from the prior year and net income increases 4.2% from the prior year, then the Annual Grant value will increase 2.1% from the prior year’s Annual Grant value; (b) if EPS decreases 6.3% from the prior year and net income decreases 4.2% from the prior year, then the Annual Grant value will decrease 6.3% from the prior year’s Annual Grant value; and (c) if EPS increases 6.3% from the prior year and net income decreases 4.2% from the prior year, then the Annual Grant value will decrease 4.2% from the prior year’s Annual Grant value. For purposes of this Section 3.3, EPS and net income shall be the same EPS and net income used for purposes of the STIP. To the extent EPS or net income is not used for purposes of the STIP, EPS or net income, as applicable, hereunder shall mean non-GAAP EPS or net income as publicly reported by the Company. Such grants shall each be subject to all terms and conditions applicable to grants under the Equity Plan, shall be evidenced by grant agreements in the form customarily used for Equity Plan grants to other named executive officers of the Company and shall be subject to the performance, payout and vesting conditions previously established by the Committee, provided, however, that such awards shall immediately vest (subject in the case of the performance stock units to the achievement of established performance targets) upon Executive’s death or Disability in accordance with the governing award agreement.
2. Business Expenses. The following sentence, which is the last sentence of Section 3.6 of the Agreement, is hereby deleted, with effect for fiscal 2017:
During the Initial Term, the Company shall provide the Executive with a housing allowance of $100,000 per year to cover housing allowances in the greater Boston area.
3. Defined Terms. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.
4. Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.
5. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term Agreement in this Amendment or the original Agreement shall include the terms contained in this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment effective as of September 24, 2016.

HOLOGIC, INC.

By:	/s/ Elaine S. Ullian
Elaine S. Ullian
Lead Independent Director

/s/ Stephen P. MacMillan
Stephen P. MacMillan
Chairman, President and Chief Executive Officer